Exhibit 10.34

XCEL ENERGY INC.
Amended and Restated 2015 Omnibus Incentive Plan

Xcel Energy Inc.
Amended and Restated 2015 Omnibus Incentive Plan

Article 1. Establishment, Purpose and Duration
1.1    Establishment. Xcel Energy Inc., a Minnesota corporation, previously established the Xcel Energy Inc. 2015 Omnibus Incentive Plan effective May 20, 2015 (the “Effective Date”). The Plan permits the grant of various forms of equity- and cash-based awards. The amendment and restatement of the Plan is effective as of January 1, 2018.
1.2    Purpose of the Plan. The purpose of the Plan is to foster and promote the long-term financial success of the Company by (a) motivating superior performance by means of performance-related incentives, (b) encouraging and providing for the acquisition of an ownership interest in the Company by Participants, and (c) enabling the Company to attract and retain qualified and competent persons as employees of the Company and to serve as members of the Board and whose judgment, interest and performance are required for the successful operations of the Company.
1.3    Duration of the Plan. Unless sooner terminated as provided herein, the Plan shall terminate ten (10) years from the Effective Date. After the Plan is terminated, no Awards may be granted but Awards previously granted shall remain outstanding in accordance with their applicable terms and conditions and the Plan’s terms and conditions.
Article 2. Definitions
Whenever used in the Plan, the following terms shall have the meanings set forth below, and when the meaning is intended, the initial letter of the word shall be capitalized.
2.1    “Affiliate” means any entity that is a Subsidiary or parent corporation of the Company, or any other entity in which the Company owns, directly or indirectly, at least 20% of combined voting power of the entity’s Voting Securities and which is designated by the Committee as covered by the Plan.
2.2    “Award” means a grant under the Plan of Nonqualified Stock Options, Incentive Stock Options, Stock Appreciation Rights, Restricted Stock, Restricted Stock Units, Performance Share Units, Performance Units, Cash-Based Awards or Other Stock-Based Awards, in each case subject to the terms of the Plan.
2.3    “Award Agreement” means a written or electronic agreement entered into by the Company and a Participant, or a written or electronic statement issued by the Company to a Participant, which in either case contains (either expressly or by reference to this Plan or any subplan created hereunder) the terms and provisions applicable to an Award granted under the Plan, including any amendment or modification thereof. The Committee may provide for the use of electronic, Internet or other non-paper Award Agreements, and the use of electronic, Internet or other non-paper means for the acceptance thereof and actions thereunder by a Participant.

2.4    “Beneficial Owner” shall have the meaning ascribed to such term in Rule 13d-3 of the General Rules and Regulations under the Exchange Act and the terms “Beneficial Ownership” and “Beneficially Own” shall have the corresponding meanings.
2.5    “Board” means the Board of Directors of the Company.
2.6    “Cash-Based Award” means an Award, denominated in cash, granted to a Participant as described in Article 12.
2.7    “Cause” means what the term is expressly defined to mean in a then-effective written agreement (including an Award Agreement) between a Participant and the Company or any Affiliate or in any Company severance policy to which a Participant is subject, or in the absence of any such agreement, policy or definition means, in the judgment of the Committee:
(a)    willful and material misconduct of the Participant,
(b)    willful and continued failure of the Participant to perform essential job functions,
(c)    the conviction of the Participant by a court of competent jurisdiction of a felony or entering the plea of nolo contendere to a felony by the Participant, or
(d)    the commission by the Participant of an act of theft, fraud, dishonesty or insubordination that is materially detrimental to the Company or any Subsidiary.
2.8    A “Change in Control” means, except as may otherwise be provided in an Award Agreement, the occurrence of any one of the following events:
With respect to Awards granted on or after January 1, 2018 (other than Awards that constitute a deferral of compensation under Section 409A of the Code granted between January 1, 2018 and January 1, 2019):
(a)A direct or indirect acquisition by an individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act) (a “Person”) of Beneficial Ownership of Shares which, together with other direct or indirect acquisitions or beneficial ownership by such Person, results in aggregate Beneficial Ownership by such Person of twenty percent (20%) or more of either (1) the then outstanding Shares of common stock (the “Outstanding Company Common Stock”), or (2) the combined voting power of the then outstanding Voting Securities of the Company (the “Outstanding Company Voting Securities”); excluding, however, the following: (i) any acquisition directly from the Company, other than an acquisition by virtue of the exercise of a conversion privilege unless the security being so converted was itself acquired directly from the Company, (ii) any acquisition by the Company or a wholly owned Subsidiary, (iii) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any entity controlled by the Company, or (iv) any acquisition by any entity pursuant to a transaction which complies with clauses (i), (ii) and (iii) of subsection (c) of this definition; or
(b)A change in the composition of the Board such that the individuals who, as of the Effective Date, constitute the Board (the “Incumbent Board”) cease for any reason to constitute a majority of the Board; provided, however, that any individual who becomes a member of the

Board subsequent to the Effective Date, whose election, or nomination for election by the Company’s shareholders, was approved by a vote of a majority of those individuals then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board; but, provided further, that any such individual whose initial assumption of office occurs as a result of either an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board shall not be so considered as a member of the Incumbent Board; or
(c)The consummation of a Corporate Transaction; excluding, however, such a Corporate Transaction pursuant to which (i) all or substantially all of the individuals and entities who are the Beneficial Owners, respectively, of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such Corporate Transaction will Beneficially Own, directly or indirectly, more than sixty percent (60%) of, respectively, the outstanding shares of common stock, and the combined voting power of the then outstanding Voting Securities of the surviving or acquiring entity resulting from such Corporate Transaction or a direct or indirect parent entity of the surviving or acquiring entity (including, without limitation, an entity which as a result of such transaction owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries) in substantially the same proportions (as compared to each other) as their ownership, immediately prior to such Corporate Transaction, of the Outstanding Company Common Stock and Outstanding Company Voting Securities, as the case may be, (ii) no Person (other than the Company, any wholly owned Subsidiary, any employee benefit plan (or related trust)) sponsored or maintained by the Company, any entity controlled by the Company, such surviving or acquiring entity resulting from such Corporate Transaction or any entity controlled by such surviving or acquiring entity or a direct or indirect parent entity of the surviving or acquiring entity that, after giving effect to the Corporate Transaction, beneficially owns, directly or indirectly, 100% of the outstanding Voting Securities of the surviving or acquiring entity) will Beneficially Own, directly or indirectly, twenty percent (20%) or more of, respectively, the outstanding shares of common stock (or comparable equity interests) of the entity resulting from such Corporate Transaction or the combined voting power of the outstanding Voting Securities of such entity except to the extent that such ownership existed prior to the Corporate Transaction and (iii) individuals who were members of the Incumbent Board will constitute a majority of the members of the board of directors (or similar governing body) of the surviving or acquiring entity resulting from such Corporate Transaction or a direct or indirect parent entity of the surviving or acquiring entity.
Notwithstanding the foregoing, for purposes of any Award subject to Section 409A of the Code, if that Award provides for a change in the time or form of payment upon a Change in Control, then no Change in Control shall be deemed to have occurred upon an event described in this Section 2.8 unless the event would also constitute a change in ownership of the Company, a change in effective control of the Company, or a change in ownership of a substantial portion of the Company’s assets under Section 409A of the Code.
With respect to Awards with an effective date of grant prior to January 1, 2018 and Awards granted between January 1, 2018 and January 1, 2019 that constitute a deferral of compensation under Section 409A of the Code, the definition of Change in Control shall be as set forth in the Original Plan.

2.9    “Code” means the U.S. Internal Revenue Code of 1986, as amended from time to time. For purposes of the Plan, references to sections of the Code shall be deemed to include references to any applicable regulations thereunder and any successor or similar provision.
2.10    “Commission” means the Securities and Exchange Commission.
2.11    “Committee” means, for purposes of Awards granted to Employees, the Governance, Compensation and Nominating Committee of the Board or a subcommittee thereof or any other committee designated by the Board to administer the Plan. The members of the Committee shall be appointed from time to time by and shall serve at the discretion of the Board. If the Committee does not exist or cannot function for any reason, the Board may take any action under the Plan that would otherwise be the responsibility of the Committee. Each member of the Committee shall be (i) an independent director within the meaning of the rules and regulations of the New York Stock Exchange (or such other national securities exchange which is the principal market on which the Shares are then traded), (ii) a non-employee director within the meaning of Exchange Act Rule 16b-3, and (iii) an outside director for purposes of Code Section 162(m). Notwithstanding the foregoing, for Awards that may be granted to Directors, all references to the Committee in this Plan shall mean the Board of Directors.
2.12    “Company” means Xcel Energy Inc., and any successor thereto as provided in Section 22.21.
2.13    “Corporate Transaction” means (i) a dissolution or liquidation of the Company, (ii) a sale of all or substantially all of the assets of the Company, (iii) a merger or consolidation of the Company with or into any other corporation, regardless of whether the Company is the surviving corporation or (iv) a statutory share exchange involving capital stock of the Company.
2.14    “Covered Employee” means a Participant designated by the Committee at or prior to the time an Award is granted to him or her hereunder who is or is likely to become a “covered employee” as defined in Code Section 162(m) and for whom such Award has been designated as Performance-Based Compensation in accordance with Article 15.
2.15    “Director” means any individual who is a member of the Board.
2.16    “Disability” means a mental or physical condition which, in the opinion of the Committee, renders a Participant unable or incompetent to carry out the job responsibilities which such Participant held or tasks to which such Participant was assigned at the time the disability was incurred and which is expected to be permanent or for an indefinite period. With respect to any Award that constitutes deferred compensation under Code Section 409A and is subject to Code Section 409A, the Committee may not find that a Disability exists with respect to the applicable Participant unless, in the Committee’s opinion, such Participant is also “disabled” within the meaning of Code Section 409A.
2.17    “Dividend Equivalent” has the meaning set forth in Section 18.
2.18    “Effective Date” has the meaning set forth in Section 1.1.
2.19    “Employee” means any individual performing services for the Company or a Subsidiary and designated as an employee of the Company, an Affiliate or the Subsidiary on its

payroll records. An Employee shall not include any individual during any period he or she is classified or treated by the Company, Affiliate or Subsidiary as an independent contractor, a consultant or an employee of an employment, consulting or temporary agency or any other entity other than the Company, Affiliate or Subsidiary, without regard to whether such individual is subsequently determined to have been, or is subsequently retroactively reclassified, as a common-law employee of the Company, Affiliate or Subsidiary during such period. An individual shall not cease to be an Employee in the case of (i) any leave of absence approved by the Company or (ii) transfers between locations of the Company or among the Company, or any Affiliate or any Subsidiary. For purposes of Incentive Stock Options, no such leave may exceed 90 days, unless reemployment upon expiration of such leave is guaranteed by statute or contract. If reemployment upon expiration of a leave of absence approved by the Company is not so guaranteed, then three months following the 91st day of such leave, any Incentive Stock Option held by a Participant shall cease to be treated as an Incentive Stock Option and shall be treated for tax purposes as a Nonqualified Stock Option. Neither service as a Director nor payment of a director’s fee by the Company shall be sufficient to constitute “employment” by the Company.
2.20    “Exchange Act” means the Securities Exchange Act of 1934.
2.21    “Exercise Price” means the price at which a Share may be purchased by a Participant pursuant to an Option.
2.22    “Fair Market Value” means, as applied to a specific date and unless otherwise specified in an Award Agreement, the price of a Share that is equal to the closing price of a Share on the New York Stock Exchange (or, on such other national securities exchange that is the primary trading market for the Shares, if Shares are not then listed on the NYSE) on the day preceding the date of determination, or if no sales of Shares shall have occurred on such exchange on the day preceding the applicable date of determination, the closing price of the Shares on such exchange on the next preceding date on which there were such sales. Notwithstanding the foregoing, if Shares are not traded on any established stock securities exchange, the Fair Market Value means the price of a Share as established by the Committee acting in good faith based on a reasonable valuation method that is consistent with the requirements of Section 409A of the Code and the regulations thereunder.
2.23    “Grant Date” means the date an Award to a Participant pursuant to the Plan is approved by the Committee (or such later date as specified in such approval by the Committee) or, in the case of an Award granted to a Non-Employee Director, the date on which such Award is approved by the Board (or such later date as specified in such approval by the Board).
2.24    “Grant Price” means the per Share price established at the time of grant of an SAR pursuant to Article 7.
2.25    “Incentive Stock Option” or “ISO” means an Award granted pursuant to Article 6 that is designated as an Incentive Stock Option and that is intended to meet the requirements of Code Section 422 or any successor provision.
2.26    “Nonemployee Director” means a Director who is not an Employee.

2.27    “Nonqualified Stock Option” means an Award granted pursuant to Article 6 that is not intended to meet the requirements of Code Section 422, or that otherwise does not meet such requirements.
2.28    “Option” means an Award consisting of a right granted to a Participant pursuant to Article 6 to purchase a specified number of Shares at a specified price, which Award may be an Incentive Stock Option or a Nonqualified Stock Option.
2.29    “Original Plan” means the Xcel Energy Inc. 2015 Omnibus Incentive Plan as in effect from May 20, 2015 to December 31, 2017.
2.30     “Other Stock-Based Award” means an equity-based or equity-related Award not otherwise described by the terms of the Plan that is granted pursuant to Article 12.
2.31    “Participant” means any eligible individual as set forth in Article 5 to whom an Award is granted.
2.32    “Performance-Based Compensation” means compensation under an Award that is intended to satisfy the requirements of Code Section 162(m) for certain performance-based compensation paid to Covered Employees. Notwithstanding the foregoing, nothing in the Plan shall be construed to mean that an Award that does not satisfy the requirements for performance-based compensation under Code Section 162(m) does not constitute performance-based compensation for other purposes, including Code Section 409A.
2.33    “Performance Measures” means measures, as described in Section 15.2, upon which performance goals are based and that are approved by the Company’s shareholders pursuant to the Plan in order to qualify Awards as Performance-Based Compensation.
2.34    “Performance Period” means the period of time during which pre-established performance goals must be met in order to determine the degree of payout and/or vesting with respect to an Award.
2.35    “Performance Share Unit” means an Award granted pursuant to Article 10.
2.36    “Performance Unit” means an Award granted pursuant to Article 11.
2.37    “Period of Restriction” means the period when Restricted Stock or Restricted Stock Units are subject to a vesting requirement (based on the continued service, the achievement of performance goals or upon the occurrence of other events as determined by the Committee, in its discretion) as provided in Articles 8 and 9.
2.38    “Plan” means the Xcel Energy Inc. 2015 Omnibus Incentive Plan, as the same may be amended from time to time.
2.39    “Prior Plans” means the Xcel Energy Inc. 2005 Long-term Incentive Plan (as amended and restated effective February 17, 2010), the Stock Equivalent Plan for Non-Employee Directors of Xcel Energy Inc. (as amended and restated effective February 23, 2011) and Xcel Energy Inc. Executive Annual Incentive Award Plan (as amended and restated

effective February 17, 2010). This Plan shall be considered a successor plan to any of the Prior Plans with respect to Awards made hereunder.
2.40    “Restricted Stock” means Shares issued to a Participant that are subject to an Award granted pursuant to Article 8 and to such restrictions on transfer, forfeiture conditions and other restrictions or limitations as may be set forth in this Plan and the applicable Award Agreement.
2.41    “Restricted Stock Unit” means the right under an Award granted pursuant to Article 9 to receive at a future time one Share, or the Fair Market Value thereof, subject to such restrictions on transfer, forfeiture conditions and other restrictions or limitations as may be set forth in this Plan and the applicable Award Agreement.
2.42    “Share” means a share of common stock, par value $2.50 per share, of the Company.
2.43    “Stock Appreciation Right” or “SAR” means the right under an Award granted pursuant to Article 7 to receive, in cash and/or Shares as determined by the Committee, an amount equal to the appreciation in value of a specified number of Shares between the Grant Date of the SAR and its exercise date.
2.44    “Subsidiary” means any corporation or other entity, whether domestic or foreign, in which the Company has or obtains, directly or indirectly, ownership of more than 50% of the total combined voting power of all classes of stock.
2.45    “Substitute Award” means an Award granted upon the assumption of, or in substitution or exchange for, outstanding awards granted by a company or other entity acquired by the Company or any Affiliate or with which the Company or any Affiliate combines.
2.45    “Termination of Service” means the following:
(a)    for an Employee, the date on which the Employee is no longer an Employee, or
(b)    for a Non-Employee Director, the date on which the Non-Employee Director is no longer a member of the Board.
With respect to any payment of an Award subject to Code Section 409A, a Termination of Service shall mean a “separation from service” within the meaning of Code Section 409A.
2.46    “Voting Securities” of an entity means the outstanding equity securities (or comparable interests) entitled to vote generally in the election of directors of such entity.
Article 3. Administration
3.1    General. The Committee shall be responsible for administering the Plan, subject to this Article 3 and the other provisions of the Plan. The Committee may employ attorneys, consultants, accountants, agents and other individuals, any of whom may be an Employee, and the Committee, the Company, and its officers and Directors shall be entitled to rely upon the advice, opinions or valuations of any such individuals. All actions taken and all interpretations and determinations made by the Committee shall be final and binding upon the Participants, the Company or Subsidiary, and all other interested individuals. Any action of the Committee shall be valid and effective even if the members of the Committee at the time of such action are later determined not to have satisfied all of the criteria for membership in clauses (i), (ii) and (iii) of Section 2.11.
3.2    Authority of the Committee. Subject to any express limitations set forth in the Plan, the Committee shall have full and exclusive discretionary power and authority to take such actions as it deems necessary and advisable with respect to the administration of the Plan including, but not limited to, the following:
(a)    To determine from time to time which of the persons eligible under the Plan shall be granted Awards, when and how each Award shall be granted, what type or combination of types of Awards shall be granted, the provisions of each Award granted (which need not be identical), including the time or times when a person shall be permitted to receive Shares pursuant to an Award and the number of Shares subject to an Award;
(b)    To construe and interpret the Plan and Awards granted under it, and to establish, amend, and revoke rules and regulations for its administration;
(c)    To correct any defect, omission or inconsistency in the Plan or in an Award Agreement, in a manner and to the extent it shall deem necessary or expedient to make the Plan fully effective;
(d)    To approve forms of Award Agreements for use under the Plan;
(e)    To determine Fair Market Value of a Share in accordance with Section 2.22 of the Plan;
(f)    To amend any Award Agreement as permitted under the Plan;
(g)    To adopt sub-plans and/or special provisions applicable to stock awards regulated by the laws of a jurisdiction other than and outside of the United States, to Cash-Based Awards, or to awards to Directors (as contemplated by Article 16). Such sub-plans and/or special provisions shall be subject to and consistent with the terms of the Plan, except to the extent the Committee determines that different terms and conditions are necessary or desirable to comply with the laws of a jurisdiction other than and outside of the United States;
(h)    To authorize any person to execute on behalf of the Company any instrument required to affect the grant of an Award;
(i)    To determine whether Awards will be settled in Shares of common stock, cash or in any combination thereof;
(j)    To determine whether Awards will provide for Dividend Equivalents;
(k)    To establish a program whereby Participants designated by the Committee may reduce compensation otherwise payable in cash in exchange for Awards under the Plan;

(l)    To authorize a program permitting eligible Participants to surrender outstanding Awards in exchange for newly granted Awards subject to any applicable shareholder approval requirements set forth in Section 21.1 of the Plan;
(m)    To impose such restrictions, conditions or limitations as it determines appropriate as to the timing and manner of any resales by a Participant or other subsequent transfers by a Participant of any Shares, including, without limitation, restrictions under an insider trading policy and restrictions as to the use of a specified brokerage firm for such resales or other transfers;
(n)    To waive any restrictions, conditions or limitations imposed on an Award at the time the Award is granted or at any time thereto including but not limited to forfeiture, vesting and treatment of Awards upon a Termination of Service; and
(o) To permit Participants to elect to defer payments of Awards; provided that any such deferrals shall comply with applicable requirements of the Code, including Code Section 409A.
3.3    Delegation. To the extent permitted by law, the Committee may delegate all or any portion of its authority under the Plan to one or more of its members or, as to Awards to Participants who are not subject to Section 16 of the Exchange Act, to one or more officers or other Directors of the Company. Any such delegation by the Committee to a Director (including an officer who is also a Director) may be combined and coordinated with a delegation of authority to such Director pursuant to Section 302A.241 of the Minnesota Business Corporation Act. The Committee may also delegate non-discretionary administrative responsibilities in connection with the Plan to such other persons, agents or advisors as it may deem advisable. The Committee or any individuals to whom it has delegated duties or powers as aforesaid may employ one or more individuals to render advice with respect to any responsibility the Committee or such individuals may have under the Plan.
Article 4. Shares Subject to The Plan, Maximum Awards and Minimum Vesting Standards
4.1    Number of Shares Authorized and Available for Awards. Subject to adjustment as provided under Section 4.4, the total number of Shares that may be the subject of Awards and issued under the Plan shall be 7,000,000 Shares. Such Shares may be authorized and unissued Shares. Any of the authorized Shares may be used for any type of Award under the Plan, and any or all of the Shares may be allocated to Incentive Stock Options. Solely for the purpose of determining the number of Shares available for Awards under this Section 4.1, the number of shares available for issuance under the Plan shall be reduced by one (1.00) Share for every one (1.00) Share granted in respect of an Award.
4.2    Share Usage. In determining the number of Shares available for grant under the Plan at any time, the following rules shall apply:
(a)    Any Shares subject to an Award granted under the Plan or the Prior Plans that on or after the Effective Date terminates by expiration, forfeiture, cancellation or otherwise without the issuance of the Shares (or with the forfeiture of Shares in connection with a Restricted Stock Award), is settled in cash in lieu of Shares, or is exchanged with the

Committee’s permission, prior to the issuance of Shares, for an Award not involving Shares shall become available again for grant under the Plan.
(b)    Any Shares withheld by the Company or tendered by a Participant (by either actual delivery or attestation) to satisfy tax withholding obligations associated with an Award granted under the Plan or Prior Plan, shall become available again for grant under the Plan.
(c)    Any Shares that are withheld by the Company or tendered by a Participant (by either actual delivery or attestation) on or after the Effective Date to pay the Exercise Price of an Option granted under the Plan or Prior Plan shall not become available again for grant under the Plan.
(d)    Any Shares that were subject to the exercise of an SAR granted under the Plan or Prior Plan that were not issued in connection with such exercise shall not become available again for grant under the Plan.
(e)    Any Shares that are purchased by the Company on the open market with the proceeds from the exercise of a Stock Option shall not become available again for grant under the Plan.
(f)    Shares subject to Substitute Awards shall not be counted against the share reserve specified in Section 4.1, nor shall they reduce the Shares authorized for grant to a Participant in any calendar year.
4.3    Annual Award Limits. Subject to adjustment as set forth in Section 4.4, the following limits (each an “Annual Award Limit” and, collectively, “Annual Award Limits”) shall apply to grants of such Awards under the Plan:
(a) The maximum aggregate number of Shares for which Options or SARs may be granted to any Participant in any calendar year shall be 2,000,000 Shares (for avoidance of the doubt, this limit applies, in the aggregate, to all Awards subject to this paragraph (a)).
(b) The maximum aggregate number of Shares that may be subject to Awards of Restricted Stock, Restricted Stock Units, Performance Share Units and Other Stock Based Awards that are Performance-Based Compensation and granted to any one Participant in any calendar year shall be 2,000,000 Shares (for avoidance of doubt, this limit applies, in the aggregate, to all forms of Awards subject to this paragraph (b)). The foregoing maximum shall apply to any Performance Period that is equal to a fiscal year, which maximum shall be adjusted to the corresponding fraction or multiple of that amount for any Performance Period of a different duration.
(c) The maximum aggregate amount that may be paid to any Participant in any calendar year under an Award of Performance Units, Cash-Based Awards or any other Award that is payable or denominated in cash, in each case that are Performance-Based Compensation, shall be $10,000,000 determined as of the date of payout (for avoidance of doubt, this limit applies in the aggregate, to all forms of Awards subject to this paragraph (c)). The foregoing maximum shall apply to any Performance Period that is equal to a fiscal year, which maximum shall be adjusted to the corresponding fraction or multiple of that amount for any Performance Period of a different duration. To the extent that any form of Award subject to this Section 4.3(c) is to be settled in Shares, either pursuant to the discretion of the Committee or an election by the applicable Participant, compliance with the limit established by this Section 4.3(c) shall be determined by calculating the dollar value of the Shares to be issued in settlement based on the Fair Market Value of such Shares as of the applicable vesting date.
4.4    Adjustments. All Awards shall be subject to the following provisions:
(a)    In the event of any equity restructuring (within the meaning of FASB ASC Topic 718) that causes the per share value of Shares to change, such as a stock dividend, stock split, reverse stock split, split up, spin-off, rights offering or recapitalization through an extraordinary dividend, the Committee, in order to prevent dilution or enlargement of Participants’ rights under the Plan, shall substitute or adjust, as applicable, (i) the number and kind of Shares or other securities that may be issued under the Plan or under particular forms of Award Agreements, (ii) the number and kind of Shares or other securities subject to outstanding Awards, (iii) the Exercise Price or Grant Price applicable to outstanding Awards, (iv) the Annual Award Limits, and (v) other value determinations applicable to outstanding Awards. In the event of any other change in corporate capitalization (including, but not limited to, a merger, consolidation, any reorganization (whether or not such reorganization comes within the definition of such term in Section 368 of the Code), or any partial or complete liquidation of the Company to the extent such events do not constitute equity restructurings or business combinations within the meaning of FASB ASC Topic 718, such equitable adjustments described in the foregoing sentence may be made as determined to be appropriate and equitable by the Committee to prevent dilution or enlargement of rights. In either case, any such adjustment shall be conclusive and binding for all purposes of the Plan. Unless otherwise determined by the Committee, the number of Shares subject to an Award shall always be a whole number.
(b)    In addition to the adjustments permitted under paragraph (a) above, the Committee, in its sole discretion, may make such other adjustments or modifications in the terms of any Awards that it deems appropriate to reflect any of the events described in Section 4.4(a), including, but not limited to, (i) modifications of performance goals and changes in the length of Performance Periods, or (ii) the substitution of other property of equivalent value (including, without limitation, cash, other securities and securities of entities other than the Company that agree to such substitution) for the Shares available under the Plan or the Shares covered by outstanding Awards, including arranging for the assumption, or replacement with new awards, of Awards held by Participants, but in either case only to the extent permitted by Section 162(m) of the Code with respect to Awards intended to qualify as Performance-Based Compensation and (iii) in connection with any sale of a Subsidiary, arranging for the assumption, or replacement with new awards, of Awards held by Participants employed by the affected Subsidiary by the Subsidiary or an entity that controls the Subsidiary following the sale of such Subsidiary.
(c)    The determination of the Committee as to the foregoing adjustments set forth in this Section 4.4, if any, shall be conclusive and binding on Participants under the Plan.
4.5    Effect of Plans Operated by Acquired Companies. If a company acquired by the Company or any Subsidiary or with which the Company or any Subsidiary combines has shares available under a pre-existing plan approved by shareholders and not adopted in contemplation of such acquisition or combination, the shares available for grant pursuant to the terms of such pre-existing plan (as adjusted, to the extent appropriate, using the exchange ratio or other adjustment or valuation ratio or formula used in such acquisition or combination to determine the consideration payable to the holders of common stock of the entities party to such acquisition or combination) may be used for Awards under the Plan and shall not reduce the Shares authorized for grant under the Plan. Awards using such available shares shall not be made after the date awards or grants could have been made under the terms of the pre-existing plan, absent the acquisition or combination, and shall only be made to individuals who were not Employees or Non-Employee Directors prior to such acquisition or combination.
4.6    Minimum Vesting Standards. Any Award granted under the Plan to a Participant, other than a Participant who is a Nonemployee Director, shall be subject to a minimum vesting period of at least one year, except in the case of Substitute Awards and Awards granted solely in exchange for foregone cash compensation. Notwithstanding the immediately preceding sentence, (i) the Committee may permit and authorize acceleration of vesting of Awards pursuant to Sections 3.2(n) and 21.1 of the Plan (subject to the requirements of Article 15 in the case of Performance-Based Compensation), and (ii) the Committee may grant Awards without respect to the minimum vesting standards, with respect to Awards covering no more than five percent of the total number of Shares authorized under the Plan.
Article 5. Eligibility and Participation
5.1    Eligibility to Receive Awards. Individuals eligible to participate in the Plan shall be limited to Employees and Nonemployee Directors.
5.2    Participation in the Plan. Subject to the provisions of the Plan, the Committee may, from time to time, select from all individuals eligible to participate in the Plan, those individuals to whom Awards shall be granted and shall determine, in its sole discretion, the nature of any and all terms permissible by law and the amount of each Award.
5.3    Award Agreements. The Committee shall have the exclusive authority to determine the terms of an Award Agreement evidencing an Award granted under the Plan, subject to the provisions herein. The terms of an Award Agreement need not be uniform among all Participants or among similar types of Awards.
Article 6. Stock Options
6.1    Grant of Options. Options may be granted to Participants covering such number of Shares, and upon such terms, and at any time and from time to time as shall be determined by the Committee. Each grant of an Option shall be evidenced by an Award Agreement, which shall specify whether the Option is in the form of a Nonqualified Stock Option or an Incentive Stock Option.
6.2    Exercise Price. The Exercise Price for each Option shall be determined by the Committee and shall be specified in the Award Agreement evidencing such Option; provided, however, the Exercise Price must be at least equal to 100% of the Fair Market Value of a Share as of the Option’s Grant Date, except in the case of Substitute Awards (to the extent consistent with Code Section 409A and, in the case of Incentive Stock Options, Code Section 424), and subject to adjustment as provided for under Section 4.4.

6.3    Term of Option. The term of an Option granted to a Participant shall be determined by the Committee; provided, however, no Option shall be exercisable later than the tenth anniversary of its Grant Date.
6.4    Exercise of Option. An Option shall be exercisable at such times and be subject to such restrictions and vesting conditions as the Committee shall in each instance approve, which terms and restrictions need not be the same for each grant or for each Participant.
6.5    Payment of Exercise Price. An Option shall be exercised by the delivery of a notice of exercise to the Company or an agent designated by the Company in a form specified or accepted by the Committee, or by complying with any alternative procedures that may be authorized by the Committee, setting forth the number of Shares with respect to which the Option is to be exercised, accompanied by full payment for the Shares. Any Shares issued upon exercise of an Option are subject to Section 14.3. A condition of the issuance of the Shares as to which an Option shall be exercised shall be the payment of the Exercise Price and the payment of applicable withholding taxes. The Exercise Price of any exercised Option shall be payable to the Company in accordance with one of the following methods to the extent permitted under a Participant’s applicable Award Agreement:
(a)    In cash or its equivalent,
(b)    By tendering (either by actual delivery or by attestation) previously acquired Shares having an aggregate Fair Market Value at the time of exercise equal to the Exercise Price,
(c)    By a cashless (broker-assisted) exercise,
(d)    By authorizing the Company to withhold Shares otherwise issuable upon the exercise of the Option having an aggregate Fair Market Value at the time of exercise equal to the Exercise Price,
(e)    By any combination of (a), (b), (c) or (d), or
(f)    By any other method approved or accepted by the Committee.
Unless otherwise determined by the Committee, all payments under all of the methods indicated above shall be paid in United States dollars or Shares, as applicable.
6.6    Special Rules Regarding ISOs. Notwithstanding any provision of the Plan to the contrary, an Option granted in the form of an ISO to a Participant shall be subject to the following rules:
(a)    An Option will constitute an Incentive Stock Option only if the Participant receiving the Option is an Employee, and only to the extent that (i) it is so designated in the applicable Award Agreement and (ii) the aggregate Fair Market Value (determined as of the Option’s Grant Date) of the Shares with respect to which Incentive Stock Options held by the Participant first become exercisable in any calendar year (under the Plan and all other plans of the Company and its Affiliates) does not exceed $100,000. To the extent an Option granted to a Participant exceeds this limit, the Option shall be treated as a Non-Statutory Stock Option.

(b)    No Participant may receive an Incentive Stock Option under the Plan if, immediately after the grant of such Award, the Participant would own (after application of the rules contained in Code Section 424(d)) Shares possessing more than 10% of the total combined voting power of all classes of stock of the Company or an Affiliate, unless (i) the exercise price for that Incentive Stock Option is at least 110% of the Fair Market Value of the Shares subject to that Incentive Stock Option on the Grant Date and (ii) that Option will expire no later than five years after its Grant Date.
(c)    For purposes of continued Service by a Participant who has been granted an Incentive Stock Option, no approved leave of absence may exceed three months unless reemployment upon expiration of such leave is provided by statute or contract. If reemployment is not so provided, then on the date six months following the first day of such leave, any Incentive Stock Option held by the Participant shall cease to be treated as an Incentive Stock Option and shall be treated for tax purposes as a Non-Statutory Stock Option.
(d)    If an Incentive Stock Option is exercised after the expiration of the exercise periods that apply for purposes of Code Section 422, such Option shall thereafter be treated as a Non-Statutory Stock Option.
Article 7. Stock Appreciation Rights
7.1    Grant of SARs. SARs may be granted to Participants in such number, and upon such terms, and at any time and from time to time as shall be determined by the Committee. Each grant of SARs shall be evidenced by an Award Agreement.
7.2    Grant Price. The Grant Price for each grant of an SAR shall be determined by the Committee and shall be specified in the Award Agreement evidencing the SAR; provided, however, the Grant Price must be at least equal to 100% of the Fair Market Value of a Share as of the Grant Date, except in the case of Substitute Awards (to the extent consistent with Code Section 409A), and subject to adjustment as provided for under Section 4.4.
7.3    Term of SAR. The term of an SAR granted to a Participant shall be determined by the Committee; provided, however, no SAR shall be exercisable later than the tenth anniversary date of its Grant Date.
7.4    Exercise of SAR. An SAR shall be exercisable at such times and be subject to such restrictions and vesting conditions as the Committee shall in each instance approve, which terms and restrictions need not be the same for each grant or for each Participant.
7.5    Notice of Exercise. An SAR shall be exercised by the delivery of a notice of exercise to the Company or an agent designated by the Company in a form specified or accepted by the Committee, or by complying with any alternative procedures that may be authorized by the Committee, setting forth the number of Shares with respect to which the SAR is to be exercised.
7.6    Settlement of SARs. Upon the exercise of an SAR, pursuant to a notice of exercise properly completed and submitted to the Company in accordance with Section 7.5, a Participant shall be entitled to receive payment from the Company in an amount equal to the product of (a) and (b) below:

(a)    The excess of the Fair Market Value of a Share on the date of exercise over the Grant Price.
(b)    The number of Shares with respect to which the SAR is exercised.
Payment shall be made in cash, Shares or a combination thereof as provided for under the applicable Award Agreement. Any Shares issued in payment of an SAR are subject to Section 14.3.
Article 8. Restricted Stock
8.1    Grant of Restricted Stock. Restricted Stock Awards may be granted to Participants in such number of Shares, and upon such terms, and at any time and from time to time as shall be determined by the Committee. Each grant of Restricted Stock shall be evidenced by an Award Agreement.
8.2    Nature of Restrictions. Each grant of Restricted Stock may be subject to a requirement that a Participant pay a stipulated purchase price for each Share of Restricted Stock, and shall be subject to a Period of Restriction that shall lapse upon the satisfaction of such vesting conditions as are determined by the Committee and set forth in an applicable Award Agreement. Such conditions or restrictions may include, without limitation, one or more of the following:
(a)    That the Shares of Restricted Stock may not be transferred in any fashion prior to their applicable vesting date,
(b)    That the Shares of Restricted Stock may vest only to the degree that specific performance goals are achieved,
(c)    That the Shares of Restricted Stock may vest only upon completion of a specified period of continuous employment or other service and to the degree that specific performance goals have been achieved, or
(d)    That the Shares of Restricted Stock may vest only upon completion of a specified period of continuous employment or other service.
8.3    Delivery of Shares. Unvested Shares subject to a Restricted Stock Award shall be evidenced by a book-entry in the name of the Participant with the Company’s transfer agent or by one or more stock certificates issued in the name of the Participant. Any such stock certificate shall be deposited with the Company or its designee, together with an assignment separate from the certificate, in blank, signed by the Participant, and bear an appropriate legend referring to the restricted nature of the Restricted Stock evidenced thereby. Any book-entry shall be subject to comparable restrictions and corresponding stop transfer instructions. Upon the vesting of Shares of Restricted Stock, and the Company’s determination that any necessary conditions precedent to the release of vested Shares (such as satisfaction of tax withholding obligations and compliance with applicable legal requirements) have been satisfied, such vested Shares shall be made available to the Participant in such manner as may be prescribed or permitted by the Committee. Such vested Shares are subject to Section 14.3.

8.4    Voting Rights. As set forth in a Participant’s applicable Award Agreement, the Committee shall determine the extent to which a Participant holding Shares of Restricted Stock shall be granted the right to exercise full voting rights with respect to those Shares
Article 9. Restricted Stock Units
9.1    Grant of Restricted Stock Units. Restricted Stock Units may be granted to Participants in such number, and upon such terms, and at any time and from time to time as shall be determined by the Committee. A grant of Restricted Stock Units shall not represent the grant of Shares but shall represent a promise to deliver a corresponding number of Shares or the value of such number of Shares based upon the completion of service, performance conditions, or such other terms and conditions as specified in the applicable Award Agreement over the Period of Restriction. Each grant of Restricted Stock Units shall be evidenced by an Award Agreement.
9.2    Nature of Restrictions. Each grant of Restricted Stock Units shall be subject to a Period of Restriction that shall lapse upon the satisfaction of such vesting conditions as are determined by the Committee and set forth in an applicable Award Agreement. Such conditions or restrictions may include, without limitation, one or more of the following:
(a)    That the Restricted Stock Units may not be transferred in any fashion, subject to Section 14.1,
(b)    That the Restricted Stock Units may vest only to the degree that specific performance goals are achieved
(c)    That the Restricted Stock Units may vest only upon completion of a specified period of continuous employment or other service and to the degree that specific performance goals have been achieved, or,
(d)    That the Restricted Stock Units may vest only upon completion of a specified period of continuous employment or other service.
9.3    Voting Rights. A Participant shall have no voting rights with respect to any Restricted Stock Units granted hereunder or the Shares subject to any Restricted Stock Units granted hereunder prior to the issuance of the Shares.
9.4    Settlement and Payment of Restricted Stock Units. Unless otherwise elected by the Participant as permitted under the Award Agreement, or otherwise provided for in the Award Agreement, Restricted Stock Units shall be settled upon the date such Restricted Stock Units vest. Such settlement shall be made in Shares unless otherwise specified in the Award Agreement. Any Shares issued in settlement of Restricted Stock Units are subject to Section 14.3.
Article 10. Performance Share Units
10.1    Grant of Performance Share Units. Performance Share Units may be granted to Participants in such number, and upon such terms and at any time and from time to time as shall be determined by the Committee. Each grant of Performance Share Units shall be evidenced by an Award Agreement.
10.2    Value of Performance Share Units. Each Performance Share Unit shall have a value equal to the Fair Market Value of a Share on the Grant Date. The Committee shall set performance goals that, depending on the extent to which they are met over the specified Performance Period and the satisfaction of applicable service-based vesting conditions, shall determine the number of Performance Share Units that shall vest, which may be greater than the target number of Performance Share Units granted, and be paid to a Participant.
10.3    Earning of Performance Share Units. After the applicable Performance Period has ended, the number of Performance Share Units earned by the Participant over the Performance Period shall be determined as a function of the extent to which the applicable corresponding performance goals have been achieved. This determination shall be made by the Committee.
10.4    Form and Timing of Payment of Performance Share Units. The Company shall pay at the close of the applicable Performance Period, or as soon as practicable thereafter, any earned Performance Share Units in the form of Shares unless otherwise specified in the Award Agreement. Any Shares issued in settlement of Performance Share Units are subject to Section 14.3.
Article 11. Performance Units
11.1    Grant of Performance Units. Subject to the terms and provisions of the Plan, Performance Units may be granted to a Participant in such number, and upon such terms and at any time and from time to time as shall be determined by the Committee. Each grant of Performance Units shall be evidenced by an Award Agreement.
11.2    Value of Performance Units. Each Performance Unit shall have an initial notional value equal to a dollar amount determined by the Committee. The Committee shall set performance goals in its discretion that, depending on the extent to which they are met over the specified Performance Period and the satisfaction of applicable service-based vesting conditions, will determine the number of Performance Units that shall vest, the settlement value of each Performance Unit (if variable), and the settlement amount to be paid to the Participant.
11.3    Earning of Performance Units. After the applicable Performance Period has ended, the number of Performance Units earned by the Participant over the Performance Period shall be determined as a function of the extent to which the applicable corresponding performance goals have been achieved. This determination shall be made by the Committee.
11.4    Form and Timing of Payment of Performance Units. The Company shall pay at the close of the applicable Performance Period, or as soon as practicable thereafter, any earned Performance Units in the form of cash or in Shares or in a combination thereof, as specified in a Participant’s applicable Award Agreement. Any Shares issued in settlement of Performance Units are subject to Section 14.3.
Article 12. Other Stock-Based Awards and Cash-Based Awards
12.1    Grant of Other Stock-Based Awards and Cash-Based Awards.

(a)    The Committee may grant Other Stock-Based Awards not otherwise described by the terms of the Plan to a Participant in such amounts and subject to such terms and conditions, as the Committee shall determine. Such Awards may involve the transfer of actual Shares to Participants, or payment in cash or otherwise of amounts based on the value of Shares.
(b)    The Committee may grant Cash-Based Awards not otherwise described by the terms of the Plan to a Participant in such amounts and upon such terms as the Committee shall determine.
(c)    Each grant of Other Stock-Based Awards and Cash-Based Awards shall be evidenced by an Award Agreement and/or subject to a subplan or special provisions approved by the Committee.
12.2    Value of Other Stock-Based Awards and Cash-Based Awards.
(a)    Each Other Stock-Based Award shall be expressed in terms of Shares or units based on Shares, as determined by the Committee.
(b)    Each Cash-Based Award shall specify a payment amount or payment range as determined by the Committee. If the Committee exercises its discretion to establish performance goals, the value of Cash-Based Awards that shall be paid to the Participant will depend on the extent to which such performance goals are met and any service-based payment conditions are satisfied.
12.3    Payment of Other Stock-Based Awards and Cash-Based Awards. Payment, if any, with respect to Cash-Based Awards and Other Stock-Based Awards shall be made in accordance with the terms of the applicable Award Agreement in the form of cash, Shares or other forms of Awards under the Plan or a combination of cash, Shares and other forms of Awards. The determination of the form in which Awards subject to this Article 12 will be paid shall be made by the Committee, unless the Committee chooses to provide in an applicable Award Agreement that a Participant may elect, in accordance with such procedures and limitations as the Committee may specify, the form in which such an Award will be paid. To the extent any Award subject to this Article 12 is to be paid in other forms of Awards under the Plan, such Awards issued in payment shall be valued for purposes of such payment at their grant date fair value. If the Committee permits a Participant to elect to receive some or all of an amount that would otherwise be payable in cash under an Award subject to this Article 12 in Shares or other forms of Awards, the Committee may also provide in the applicable Award Agreement that the Fair Market Value of the Shares or the grant date fair value of the other forms of Awards may exceed the amount of cash that otherwise would have been payable.
Article 13. Effect of Termination of Service
Each Award Agreement evidencing the grant of an Award shall provide for the following:
(a)    The extent to which a Participant shall vest in or forfeit such Award as a result of or following the Participant’s Termination of Service.

(b)    With respect to an Award in the form of an Option or SAR, the extent to which a Participant shall have the right to exercise the Option or SAR following the Participant’s Termination of Service.
The foregoing provisions shall be determined by the Committee, shall be included in each Award Agreement entered into with each Participant, need not be uniform among all Award Agreements and may reflect distinctions based on the reasons for termination.
Article 14. Transferability of Awards and Shares
14.1    Transferability of Awards. Except as provided in Section 14.2, Awards shall not be transferable other than by will or the laws of descent and distribution or, subject to the consent of the Committee, pursuant to a domestic relations order entered into by a court of competent jurisdiction. No Awards shall be subject, in whole or in part, to attachment, execution or levy of any kind; and any purported transfer in violation of this Section 14.1 shall be null and void. The Committee may establish such procedures as it deems appropriate for a Participant to designate a beneficiary to whom any amounts payable or Shares deliverable in the event of, or following, the Participant’s death may be provided.
14.2    Committee Action. The Committee may, in its discretion, approve a Participant’s transfer, by gift, of an Award (except in the case of an ISO), on such terms and conditions as the Committee deems appropriate and to the extent permissible with Code Section 409A and applicable securities laws, (i) to an “Immediate Family Member” (as defined below) of the Participant, (ii) to an inter vivos or testamentary trust in which the Award is to be passed to the Participant’s designated beneficiaries, or (iii) to a charitable institution. Any transferee of the Participant’s rights shall succeed and be subject to all of the terms of the applicable Award Agreement and the Plan, including restrictions on further transferability, compliance with applicable securities laws, and providing required investment representations. “Immediate Family Member” means any child, stepchild, grandchild, parent, stepparent, grandparent, spouse, former spouse, sibling, niece, nephew, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law, including adoptive relationships, a trust in which these persons have more than fifty (50%) percent of the beneficial interest, a foundation in which these persons (or the Participant) control the management of assets, and any other entity in which these persons (or the Participant) own more than fifty (50%) percent of the voting interests.
14.3    Restrictions on Share Transferability. The Committee may impose such restrictions on any Shares acquired by a Participant under the Plan as it may deem advisable, including, without limitation, minimum holding period requirements, restrictions under applicable federal securities laws, under the requirements of any stock exchange or market upon which such Shares are then listed or traded or under any blue sky or state securities laws applicable to such Shares.
Article 15. Performance-Based Compensation and Compliance with Code Section 162(m)
15.1    Compliance with Section 162(m). Subject to Section 15.5, the provisions of the Plan are intended to ensure that all Options and SARs granted hereunder to any Participant who is a Covered Employee at the time of exercise of such Option or SAR qualify for exemption from the limitation on deductibility imposed by Section 162(m) of the Code and that such Options and SARs shall therefore be considered Performance-Based Compensation and the Plan shall be interpreted and operated consistent with that intention. The Committee may designate any Award (other than an Option or SAR) as Performance-Based Compensation upon grant, in each case based upon a determination that (i) the Participant is designated a Covered Employee with respect to such Award, and (ii) the Committee wishes such Award to be subject to this Article 15 and qualify for exemption from the limitation on deductibility imposed by Section 162(m) of the Code. The Committee shall have the sole authority to specify which Awards are to be granted in compliance with this Article 15 and treated as Performance-Based Compensation.
15.2    Performance Measures. The performance goals upon which the grant, payment or vesting of an Award to a Covered Employee that is intended to qualify as Performance-Based Compensation are conditioned must be based on one or more of the following Performance Measures:
(a)Aggregate product price (and other product price measures),
(b)Book value,
(c)Cash flow (including, but not limited to, operating cash flow, free cash flow, cash flow return on equity, and cash flow return on investment),
(d)Capital expenditures,
(e)Customer satisfaction,
(f)Demand-side management (including conservation and load management),
(g)Dividend yield or dividend growth,
(h)Earnings (either in aggregate or on a per-share basis),
(i)Earnings before or after either, or any combination of, interest, taxes, depreciation, or amortization,
(j)Economic value added,
(k)Employee satisfaction or engagement,
(l)Energy production availability,
(m)Energy efficiency,
(n)Environmental leadership projects and goals,
(o)Environmental standards and compliance,
(p)Expenses/costs,

(q)Gross or net income,
(r)Gross or net operating margins,
(s)Gross or net operating profits,
(t)Gross or net revenues/sales,
(u)Individual objective performance measures
(v)Inventory turns,
(w)Margins,
(x)Market share,
(y)Net income,
(z)Operating and maintenance cost management,
(aa)Operating efficiency,
(bb)    Operating income,
(cc)    Operational performance measures,
(dd)    Pre-tax Income,
(ee)    Productivity ratios and measures,
(ff)    Profitability ratios,
(gg)    Retained earnings,
(hh)    Return measures (including, but not limited to, return on assets, total assets employed, equity, capital, invested capital, sales or revenues),
(ii)    Safety record,
(jj)    Service reliability,
(kk)    Share price (including, but not limited to, growth in share price and total shareholder return),
(ll)    Strategic business objectives (including objective project milestones),
(mm)    Transactions relating to acquisitions or divestitures, or
(nn)    Working capital.

Any Performance Measure(s) may, as the Committee, in its sole discretion deems appropriate, (i) relate to the performance of the Company, any Affiliate or any Subsidiary as a whole or any business unit or division of the Company, any Affiliate or any Subsidiary or any combination thereof, (ii) be compared to the performance of a group of comparator companies, or published or special index, (iii) be based on change in the Performance Measure over a specified period of time and such change may be measured based on an arithmetic change over the specified period (e.g., cumulative change or average change), or percentage change over the specified period (e.g., cumulative percentage change, average percentage change or compounded percentage change), (iv) relate to or be compared to one or more other Performance Measures, or (v) any combination of the foregoing. To the extent consistent with the requirements of Section 162(m), the Committee also has the authority to provide for accelerated vesting of any Award based on the achievement of performance goals pursuant to the Performance Measures specified in this Article 15.
15.3    Evaluation of Performance. The Committee may provide in any Award intended to qualify as Performance-Based Compensation that any evaluation of performance may include or exclude the impact, if any, on reported financial results of any of the following events that occurs during a Performance Period: (a) asset write-downs, (b) litigation or claim judgments or settlements, (c) changes in tax laws, accounting principles or other laws or provisions, (d) reorganization or restructuring programs, (e) acquisitions or divestitures, (f) foreign exchange gains and losses or (g) gains and losses that are treated as extraordinary items under Accounting Standards Codification Topic 225. Such inclusions or exclusions shall be prescribed in a form and at a time that meets the requirements of Code Section 162(m) for qualification of the Award as Performance-Based Compensation.
15.4    Adjustment of Performance-Based Compensation. The Committee shall have no discretion to increase the amount payable pursuant to Awards that are intended to qualify as Performance-Based Compensation beyond the amount that would otherwise be payable upon attainment of the applicable performance goal(s). The Committee shall, however, retain the discretion to decrease the amount payable pursuant to such Awards below the amount that would otherwise be payable upon attainment of the applicable performance goal(s), either on a formula or discretionary basis or any combination, as the Committee determines, in its sole discretion.
15.5    Committee Discretion. In the event that applicable tax or securities laws change to permit Committee discretion to alter the governing Performance Measures or permit flexibility with respect to the terms of any Award or Awards to be treated as Performance-Based Compensation without obtaining shareholder approval of such changes, the Committee shall have sole discretion to make such changes without obtaining shareholder approval. In addition, in the event that the Committee determines that it is advisable to grant Awards that are not intended to qualify as Performance-Based Compensation, the Committee may make such grants without satisfying the requirements of Code Section 162(m) and base vesting on Performance Measures other than those set forth in Section 15.2.
Article 16. Nonemployee Director Awards
16.1    Awards to Nonemployee Directors. The Board shall approve all Awards to Nonemployee Directors. The terms and conditions of any grant of any Award to a Nonemployee Director shall be set forth in an Award Agreement.

16.2    Awards in Lieu of Fees. The Board may permit a Nonemployee Director the opportunity to receive an Award in lieu of payment of all or a portion of future director fees (including but not limited to cash retainer fees and meeting fees) or other type of Awards pursuant to such terms and conditions as the Board may prescribe and set forth in an applicable sub-plan or Award Agreement. If the Board permits a Participant to elect to receive payment of all or a portion of future director fees that would otherwise be payable in cash in the form of an Award, the Board may also provide in the applicable Award Agreement that the grant date fair value of the Award may exceed the amount of cash that otherwise would have been payable.
16.3    Annual Award Limits. The maximum aggregate number of Shares for which
Awards may be granted to any Non-employee Director in any calendar year shall be 35,000 shares, except that the foregoing limitation shall not apply to cash-based director fees that the Non-employee Director elects to receive in the form of Shares or Share equivalents equal in value to such cash-based director fees.
Article 17. Effect of a Change in Control
Notwithstanding any other provision of the Plan to the contrary, the provisions of this Article 17 and Section 4.4 shall apply in the event of a Change in Control, unless otherwise determined by the Committee in its sole discretion, and set forth in the applicable Award Agreement or subplan:
(a)    Outstanding Options and SARs. Upon a Change in Control that does not involve a Corporate Transaction or that does involve a Corporate Transaction in which the Company is the surviving corporation, a Participant’s then-outstanding Options and SARs that are not vested shall immediately become fully vested (and, to the extent applicable, all performance conditions shall be deemed satisfied as if target performance were achieved) and exercisable over the exercise period set forth in the applicable Award Agreement. Upon a Change in Control that involves a Corporate Transaction in which the Company is not the surviving corporation, a Participant’s then-outstanding Options and SARs shall become fully vested and exercisable for such period of time prior to the Corporate Transaction as is deemed fair and equitable by the Committee and shall terminate at the effective time of the Corporate Transaction. The Committee shall provide written notice of the period of accelerated exercisability of Options and SARs to all affected Participants. The exercise of any Option or SAR whose exercisability is accelerated as provided in this Section 17(a) shall be conditioned upon the consummation of the Corporate Transaction and shall be effective only immediately before such consummation. Alternatively, the Committee may elect to cancel such Options or SARs and pay the Participant an amount of cash (less normal withholding taxes) equal to the excess of (i) the value, as determined by the Committee, of the consideration (including cash) received by the holder of a Share as a result of the Change in Control (or if the Company shareholders do not receive any consideration as a result of the Change in Control, the Fair Market Value of a Share on the day immediately prior to the Change in Control) over (ii) the Exercise Price of such Option or the Grant Price of the SAR, multiplied by the number of Shares subject to such Award. No payment shall be made to a Participant for any Option or SAR if the Exercise Price or Grant Price for such Option or SAR exceeds the value, as determined by the Committee, of the consideration (including cash) received by the holder of a Share as a result of Change in Control that involves a Corporate Transaction.

(b)    Outstanding Awards, other than Options and SARs, Subject Solely to a Service Condition. Upon a Change in Control, a Participant’s then-outstanding Awards, other than Options and SARs, that are not vested and as to which vesting depends solely on the satisfaction of a service obligation by the Participant to the Company or any Subsidiary shall become fully vested and shall be settled in cash, Shares or a combination thereof, as determined by the Committee, within thirty (30) days following such Change in Control (except to the extent that settlement of the Award must be made pursuant to its original schedule in order to comply with Code Section 409A).
(c)    Outstanding Awards, other than Options and SARs, Subject to a Performance Condition. Upon a Change in Control, a Participant’s then-outstanding Awards, other than Options and SARs, that are not vested and as to which vesting depends upon the satisfaction of one or more performance conditions shall immediately vest and all performance conditions shall be deemed satisfied as if target performance was achieved and shall be settled in cash, Shares or a combination thereof, as determined by the Committee, within thirty (30) days following such Change in Control (except to the extent that settlement of the Award must be made pursuant to its original schedule in order to comply with Code Section 409A); notwithstanding that the applicable performance period, retention period or other restrictions and conditions have not been completed or satisfied.
Article 18. Dividends and Dividend Equivalents
18.1    Payment of Dividends on Restricted Stock. With respect to an Award of Restricted Stock, the Committee may grant or limit the right of a Participant to receive dividends declared on Shares that are subject to such Award to the extent the Award is not yet vested. If the Committee grants the right of a Participant to receive dividends declared on Shares subject to an unvested Award of Restricted Stock, then such dividends shall be paid to the Participant as of the applicable dividend payment dates that occur during a period determined by the Committee; provided however, that in the case of an Award of Restricted Stock as to which vesting depends upon the satisfaction of one or more performance conditions, such dividends shall be subject to the same performance conditions and service conditions, as applicable, as the underlying Award. Dividends shall be paid in cash or reinvested in additional Shares or Awards by such formula and at such time and subject to such limitations as may be determined by the Committee.
18.2    Payment of Dividend Equivalents on Awards Other than Options, SARs and Restricted Stock. Except for Options, SARs and Restricted Stock, the Committee may grant Dividend Equivalents on the units or other Share equivalents subject to an Award based on the dividends actually declared and paid on outstanding Shares. The terms of any dividend equivalents will be as set forth in the applicable Award Agreement, including the time and form of payment and whether such dividend equivalents will be credited with interest or deemed to be reinvested in additional units or Share equivalents. Dividend Equivalents payable with respect to the unvested portion of an Award whose vesting depends upon the satisfaction of one or more performance conditions shall be subject to the same performance conditions and service conditions, as applicable, as the underlying Award.

Article 19. Beneficiary Designation
Each Participant under the Plan may, from time to time, name any beneficiary or beneficiaries (who may be named contingently or successively) to whom any benefit under the Plan is to be paid in case of his death before he receives any or all of such benefit. Each such designation shall revoke all prior designations by the same Participant, shall be in a form prescribed by the Committee, and will be effective only when filed by the Participant in writing with the Company during the Participant’s lifetime. In the absence of any such beneficiary designation, benefits remaining unpaid or rights remaining unexercised at the Participant’s death shall be paid to or exercised by the Participant’s executor, administrator or legal representative.
Article 20. Rights of Participants
20.1    Employment. Nothing in the Plan or an Award Agreement shall (a) interfere with or limit in any way the right of the Company or any Subsidiary to terminate any Participant’s employment with the Company or any Subsidiary at any time or for any reason not prohibited by law or (b) confer upon any Participant any right to continue his employment or service as a Director for any specified period of time. Neither an Award nor any benefits arising under the Plan shall constitute an employment contract with the Company or any Subsidiary and, accordingly, subject to Articles 3 and 21, the Plan and the benefits hereunder may be amended or terminated at any time in the sole and exclusive discretion of the Board or Committee without giving rise to any liability on the part of the Company, any Subsidiary, the Committee or the Board.
20.2    Participation. No individual shall have the right to be selected to receive an Award under the Plan, or, having been so selected, to be selected to receive a future Award.
20.3    Rights as a Shareholder. Except as otherwise provided herein, a Participant shall have none of the rights of a shareholder with respect to Shares covered by any Award until the Participant becomes the record holder of such Shares.
Article 21. Amendment and Termination
21.1    Amendment and Termination of the Plan and Awards.
(a)    Subject to subparagraphs (b) and (c) of this Section 21.1 and Section 21.3 of the Plan, the Board may at any time amend, suspend or terminate the Plan, and the Board or Committee may at any time amend, suspend or terminate any outstanding Award Agreement.
(b)    Without the prior approval of the Company’s shareholders and except as provided for in Section 4.4, no Option or SAR Award may be (i) amended to reduce the Exercise Price or the Grant Price thereof, as applicable; (ii) cancelled in exchange for the grant of any new Option or SAR with a lower Exercise Price or Grant Price, as applicable; or (iii) cancelled in exchange for cash, other property or the grant of any new Award at a time when the Exercise Price of the Option or the Grant Price of the SAR is greater than the current Fair Market Value of a Share.

(c)    Notwithstanding the foregoing, no amendment of the Plan shall be made without shareholder approval if shareholder approval is required pursuant to rules promulgated by any stock exchange or quotation system on which Shares are listed or quoted or by applicable U.S. state corporate laws or regulations, or applicable U.S. federal laws or regulations.
21.2    Adjustment of Awards Upon the Occurrence of Certain Unusual or Nonrecurring Events.
(a)    Except as may be limited by Section 162(m) of the Code with respect to Awards intended to qualify as Performance Based Compensation, the Committee may make adjustments in the terms and conditions of, and the criteria included in, Awards in recognition of unusual or nonrecurring events (including, without limitation, the events described in Section 4.4) affecting the Company or the financial statements of the Company or of changes in applicable laws, regulations, or accounting principles, whenever the Committee determines that such adjustments are appropriate in order to prevent unintended dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan.
(b)    The Committee or its authorized delegate shall retain the discretion to decrease the amount payable pursuant to a Cash-Based Award below the amount that would otherwise be payable upon attainment of the applicable performance goal(s) over a Performance Period that does not exceed a term of one (1) year, either on a formula or discretionary basis or any combination, as the Committee or its authorized delegate determines is appropriate.
(c)    Any subplan may provide that the Committee or its authorized delegate shall retain the discretion to decrease the amount payable pursuant to a Cash-Based Award granted under such subplan below the amount that would otherwise be payable upon attainment of the applicable performance goal(s) over a Performance Period that does not exceed a term of one (1) year, either on a formula or discretionary basis or any combination, as the Committee or its authorized delegate determines is appropriate.
(d)    The determination of the Committee (or its authorized delegate, if applicable) as to any adjustments made pursuant to subparagraphs (a), (b) and (c) above shall be conclusive and binding on Participants under the Plan. By accepting an Award under the Plan, a Participant agrees to any adjustment to the Award made pursuant to this Section 21.2 without further consideration or action.
21.3    Awards Previously Granted. Notwithstanding any other provision of the Plan to the contrary, other than Sections 21.2 and 21.4, no termination or amendment of the Plan or an Award Agreement shall adversely affect in any material way any Award previously granted under the Plan, without the written consent of the Participant holding such Award.
21.4    Amendment to Conform to Law. Notwithstanding any other provision of the Plan to the contrary, the Board may amend the Plan and the Board or the Committee may amend an Award Agreement, to take effect retroactively or otherwise, as deemed necessary or advisable for the purpose of conforming the Plan or an Award Agreement to (i) any law relating to plans of this or similar nature, and to the administrative regulations and rulings promulgated thereunder, (ii) any applicable exchange requirements and (iii) any compensation recoupment policy adopted by the Company. By accepting an Award under the Plan, a Participant agrees to any amendment made pursuant to this Section 21.4 to the Plan and any Award without further consideration or action.
21.5    Deferred Compensation. Unless otherwise indicated in the applicable Award Agreement, it is not intended that any Award under the Plan, in form and/or operation, will constitute “deferred compensation” within the meaning of Code Section 409A and therefore, it is intended that each Award will not be subject to the requirements applicable to deferred compensation under section 409A of the Code and the regulations thereunder. If a Participant is a “specified employee” as defined under Code Section 409A and the Participant’s Award is to be settled on account of the Participant’s separation from service (for reasons other than death) and such Award constitutes “deferred compensation” as defined under Code Section 409A, then any portion of the Participant’s Award that would otherwise be settled during the six-month period commencing on the Participant’s separation from service shall be settled as soon as practicable following the conclusion of the six-month period (or following the Participant’s death if it occurs during such six-month period).
Article 22. General Provisions
22.1    Forfeiture Events.
(a)    In addition to the forfeiture events specified in paragraph (c) below, the Committee may specify in an Award Agreement that the Participant’s rights, payments and benefits with respect to an Award shall be subject to reduction, cancellation, forfeiture or recoupment upon the occurrence of certain specified events, in addition to any otherwise applicable treatment of an Award.
(b) Awards and any compensation directly attributable to Awards may be made subject to forfeiture, recovery by the Company or other action pursuant to any compensation recovery policy adopted by the Board or the Committee at any time, including in response to the requirements of Section 10D of the Exchange Act and any implementing rules and regulations thereunder, or as otherwise required by law and any Award Agreement may be unilaterally amended by the Committee to comply with any such compensation recovery policy.
(c)    If an Employee incurs an involuntary Termination of Service on account of Cause, then such Employee shall forfeit, as of the date immediately preceding such Termination of Service, the Employee’s (i) outstanding and unexercised Options and SARs, and (ii) outstanding and not yet settled Restricted Stock, RSUs, Performance Share Units, Performance Units, Cash-Based Awards and Other Stock-Based Awards granted to the Employee.
22.2    Tax Withholding.
(a)    Tax Withholding Generally. The Company shall have the power and the right to deduct or withhold, or require a Participant to remit to the Company, an amount sufficient to satisfy applicable federal, state and local tax withholding requirements, domestic or foreign, with respect to any taxable event arising as a result of the grant, vesting, exercise or settlement of an Award to the Participant under the Plan.
(b)    Share Withholding. With respect to tax withholding required upon the grant, vesting, exercise or settlement of an Award granted hereunder that involves the issuance or delivery of Shares (collectively referred to as “Share Payment”), the Committee, in its discretion, may withhold, or permit the Participant to elect to have withheld from a Share Payment the number of Shares having a Fair Market Value on the date the withholding is to be determined but in no event shall such withholding exceed the maximum statutory withholding requirement.
22.3    Legend. The certificates for Shares may include any legend that the Committee deems appropriate to reflect any restrictions on transfer of such Shares.
22.4    Gender and Number. Except where otherwise indicated by the context, any masculine term used herein also shall include the feminine, the plural shall include the singular, and the singular shall include the plural.
22.5    Severability. In the event any provision of the Plan shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining parts of the Plan, and the Plan shall be construed and enforced as if the illegal or invalid provision had not been included.
22.6    Requirements of Law. The granting of Awards and the issuance of Shares under the Plan shall be subject to all applicable laws, rules and regulations, and to such approvals by any governmental agencies or national securities exchanges as may be required.
22.7    Delivery of Shares. The Company shall have no obligation to issue or deliver Shares under the Plan prior to:
(a)    Obtaining any approvals from governmental agencies that the Company determines are necessary or advisable; and
(b)    Completion of any registration or other qualification of the Shares under any applicable national or foreign law or ruling of any governmental body that the Company determines to be necessary or advisable.
22.8    Inability to Obtain Authority. The inability of the Company to obtain authority from any regulatory body having jurisdiction, which authority is deemed by the Company’s counsel to be necessary to the lawful issuance and sale of any Shares hereunder, shall relieve the Company of any liability in respect of the failure to issue or deliver such Shares as to which such requisite authority shall not have been obtained.
22.9    Investment Representations. The Committee may require any individual receiving Shares pursuant to an Award under the Plan to represent and warrant in writing that the individual is acquiring the Shares for investment and without any present intention to sell or distribute such Shares.
22.10    Employees Based Outside of the United States. Notwithstanding any provision of the Plan to the contrary, in order to comply with the laws in other countries in which the Company or any Subsidiaries operate or have Employees or Directors, the Committee, in its sole discretion, shall have the power and authority to:
(a)    Determine which Subsidiaries shall be covered by the Plan;

(b)    Determine which Employees or Directors outside the United States are eligible to participate in the Plan;
(c)    Modify the terms and conditions of any Award granted to Employees or Directors outside the United States to comply with applicable foreign laws;
(d)    Establish sub-plans and modify exercise procedures and other terms and procedures, to the extent such actions may be necessary or advisable. Any sub-plans and modifications to Plan terms and procedures established under this Section 22.10 by the Committee shall be attached to the Plan document as appendices; and
(e)    Take any action, before or after an Award is made, that it deems advisable to obtain approval or comply with any necessary local government regulatory exemptions or approvals.
Notwithstanding the above, the Committee may not take any actions hereunder, and no Awards shall be granted, that would violate applicable law.
22.11    Uncertificated Shares. To the extent that the Plan provides for issuance of certificates to reflect the transfer of Shares, the transfer of such Shares may be effected on a noncertificated basis, to the extent not prohibited by applicable law or the rules of any stock exchange.
22.12    Unfunded Plan. Participants shall have no right, title or interest whatsoever in or to any investments that the Company or any Subsidiaries may make to aid it in meeting its obligations under the Plan. Nothing contained in the Plan, and no action taken pursuant to its provisions, shall create or be construed to create a trust of any kind, or a fiduciary relationship between the Company and any Participant, beneficiary, legal representative or any other individual. To the extent that any individual acquires a right to receive payments from the Company or any Subsidiary under the Plan, such right shall be no greater than the right of an unsecured general creditor of the Company or the Subsidiary, as the case may be. All payments to be made hereunder shall be paid from the general funds of the Company, or the Subsidiary, as the case may be, and no special or separate fund shall be established, and no segregation of assets shall be made to assure payment of such amounts except as expressly set forth in the Plan.
22.13    No Fractional Shares. No fractional Shares shall be issued or delivered pursuant to the Plan or any Award. The Committee shall determine whether cash, Awards or other property shall be issued or paid in lieu of fractional Shares or whether such fractional Shares or any rights thereto shall be forfeited or otherwise eliminated.
22.14    Retirement and Welfare Plans. Neither Awards made under the Plan nor Shares or cash paid pursuant to such Awards may be included as “compensation” for purposes of computing the benefits payable to any Participant under the Company’s or any Subsidiary’s retirement plans (both qualified and nonqualified) or welfare benefit plans unless such other plan expressly provides that such compensation shall be taken into account in computing a Participant’s benefit.

22.15    Nonexclusivity of the Plan. The adoption of the Plan shall not be construed as creating any limitations on the power of the Board or Committee to adopt such other compensation arrangements as it may deem desirable for any Participant.
22.16    No Constraint on Corporate Action. Nothing in the Plan shall be construed to: (i) limit, impair, or otherwise affect the Company’s or a Subsidiary’s right or power to make adjustments, reclassifications, reorganizations or changes of its capital or business structure, or to merge or consolidate, or dissolve, liquidate, sell or transfer all or any part of its business or assets; or, (ii) limit the right or power of the Company or a Subsidiary to take any action that such entity deems to be necessary or appropriate.
22.17    Governing Law. The Plan and each Award Agreement shall be governed by the laws of the state of Minnesota excluding any conflicts or choice of law rule or principle that might otherwise refer construction or interpretation of the Plan to the substantive law of another jurisdiction.
22.18    Delivery and Execution of Electronic Documents. To the extent permitted by applicable law, the Company may (i) deliver by email or other electronic means (including posting on a website maintained by the Company or by a third party under contract with the Company) all documents relating to the Plan or any Award thereunder (including without limitation, prospectuses required by the Commission) and all other documents that the Company is required to deliver to its security holders (including without limitation, annual reports and proxy statements) and (ii) permit Participant’s to electronically execute applicable Plan documents (including, but not limited to, Award Agreements) in a manner prescribed to the Committee.
22.19    No Representations or Warranties Regarding Tax Effect. Notwithstanding any provision of the Plan to the contrary, the Company, Affiliates, Subsidiaries, the Board and the Committee neither represent nor warrant the tax treatment under any federal, state, local or foreign laws and regulations thereunder (individually and collectively referred to as the “Tax Laws”) of any Award granted or any amounts paid to any Participant under the Plan including, but not limited to, when and to what extent such Awards or amounts may be subject to tax, penalties and interest under the Tax Laws.
22.20    Indemnification. Subject to requirements of the laws of the state of Minnesota, each individual who is or shall have been a member of the Board, or a Committee appointed by the Board, or an officer of the Company or other person to whom authority was delegated in accordance with Article 3, shall be indemnified and held harmless by the Company against and from any loss, cost, liability, or expense that may be imposed upon or reasonably incurred by him or her in connection with or resulting from any claim, action, suit or proceeding to which he or she may be a party or in which he or she may be involved by reason of any action taken or failure to act under the Plan and against and from any and all amounts paid by him or her in settlement thereof, with the Company’s approval, or paid by him or her in satisfaction of any judgment in any such action, suit, or proceeding against him or her, provided he or she shall give the Company an opportunity, at its own expense, to handle and defend the same before he or she undertakes to handle and defend it on his/her own behalf, unless such loss, cost, liability or expense is a result of his/her own willful misconduct or except as expressly provided by statute. The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which such individuals may be entitled under the Company’s Articles of Incorporation or

Bylaws, as a matter of law or otherwise, or any power that the Company may have to indemnify them or hold them harmless.
22.21    Successors. All obligations of the Company under the Plan with respect to Awards granted hereunder shall be binding on any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation, or otherwise, of all or substantially all of the business and/or assets of the Company.